Exhibit 99.1

News Contact:
+1 (813) 204-4099
investors@lazydays.com

Lazydays Holdings, Inc. Reports Third Quarter 2018 Financial Results

Tampa, FL (November 8, 2018) –Lazydays Holdings, Inc. (“Lazydays”) (NasdaqCM: LAZY) announced financial results for the third quarter ended September 30, 2018.

Third Quarter Financial Results and Highlights:

●	On August 7, 2018, Lazydays closed on the acquisition of Shorewood RV Center located in Ramsey, Minnesota. The Company had announced on May 21, 2018 that it had entered into an agreement to acquire Shorewood RV Center. The dealership is now known as Lazydays RV of Minneapolis.

●	On October 23, 2018, Lazydays announced entering into an agreement to acquire Tennessee RV Supercenter located just outside Knoxville, Tennessee.

●	Revenues for the third quarter were $142.4 million; down $1.2 million, or 0.8%, versus 2017. Revenue from sales of recreational vehicles was $125.3 million for the quarter, down $1.5 million, or 1.1%. RV unit sales excluding wholesale units, were 1,801, down 18 units, or 1.0%.

●	Gross profit, excluding last-in first-out (“LIFO”) adjustments, was $31.2 million, down $0.7 million versus 2017. Gross margin excluding LIFO adjustments was down slightly between the two periods, from 22.2% to 21.9%, primarily driven by a decrease in pre-owned motorized vehicle sales. Gross profit for the quarter including LIFO adjustments was $30.3 million; down $4.4 million, or 12.8%. This gross profit decline was due to a $3.7 million net change related to LIFO adjustments in the two periods;

●	Excluding transaction costs, stock-based compensation, and depreciation and amortization, SG&A for the quarter was $23.8 million, up $0.4 million compared to the prior year attributable to the acquired Minnesota location. Stock-based compensation and depreciation and amortization increased $2.7 million and $1.0 million, respectively, compared to the prior year. These non-cash expense increases stemmed from the March 2018 merger between Andina Acquisition Corp. II and Lazy Days’ R.V. Center, Inc., which included options issued to management and increases in tangible and intangible asset valuations.

●	Adjusted EBITDA, a non-GAAP financial measure, was $6.3 million for the quarter, compared to $7.6 million in 2017. This was primarily driven by the decrease in revenue and associated gross profit described above.

●	As of September 30, 2018, cash was $37.4 million, up $1.8 million from June 30, 2018. The increase in cash was primarily driven by cash flows from operations of $4.5 million.

“The third quarter highlighted the benefits of successfully executing our geographic expansion strategy and diversifying our revenue base geographically. While we were adversely impacted by market conditions in the Southeastern United States, we were able to maintain our year-to-date top line due to contributions from markets outside the Southeast,” stated Mr. William Murnane, Chairman and Chief Executive Officer of Lazydays. Mr. Murnane continued, “We are excited to have announced our second planned acquisition this year and to continue our geographic expansion into Tennessee. We expect to close the Tennessee acquisition before the end of the year. The opportunities for continued geographic expansion remain robust and we expect to continue our geographic expansion throughout 2019.”

Conference Call Information:

The Company has scheduled a conference call at 10:00AM Eastern Time on November 8, 2018 that will also be broadcast live over the internet. The call can be accessed as follows:

Via phone by dialing 1-844-343-9114 for domestic callers and 1-647-689-5132 for international callers. Please dial in and request Lazydays Holdings, Inc. Third Quarter 2018 Financial Results Conference Call; also via webcast by clicking the link.

A live audio webcast of the conference call will be available online at https://www.lazydays.com/investor-relations.

A telephonic replay of the conference call will be available until November 15, 2018 and may be accessed by calling 1-800-585-8367 or 1-416-621-4642 with a conference ID number of 1769427. The webcast will be archived in the Investor Relations section of the Company’s website.

ABOUT LAZYDAYS RV

Lazydays, The RV Authority™, is an iconic brand in the RV industry. Home of the world’s largest recreational dealership, based on 126 acres outside of Tampa, Florida, Lazydays also has dealerships located in Tucson, Arizona, Minneapolis, Minnesota and Loveland, Denver and Longmont, Colorado. Offering the nation’s largest selection of leading RV brands, Lazydays features more than 2,700 new and pre-owned RVs, over 300 service bays and two on-site campgrounds with over 700 RV campsites. Lazydays also has rental fleets in Florida and Colorado. In addition, Lazydays RV Accessories & More stores offer thousands of accessories and hard-to-find parts at our locations.

Since 1976, Lazydays has built a reputation for providing an outstanding customer experience with exceptional service and product expertise, along with being a preferred place to rest and recharge with other RVers. Lazydays consistently provides the best RV purchase, service, rental and ownership experience, which is why more than a half-million RVers and their families visit Lazydays every year, making it their “home away from home.”

Lazydays Holdings, Inc. is a publicly listed company on the Nasdaq stock exchange under the ticker “LAZY.” Additional information can be found here.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements describe Lazydays future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Lazydays. Actual results could differ materially from those projected due to various factors, including economic conditions generally, conditions in the credit markets and changes in interest rates, conditions in the capital markets, and other factors described from time to time in Lazydays’ SEC reports and filings, which are available at www.sec.gov. Forward-looking statements contained in this news release speak only as of the date of this news release, and Lazydays undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances, unless otherwise required by law.

Note on Presentation

For the three months ended September 30, 2018, the financial information presented represents the operating results of Lazydays Holdings, Inc. (labeled as “Successor” in the accompanying tables). For the three months ended September 30, 2017, the financial information presented represents the operating results of Lazy Days’ R.V. Center, Inc. (labeled as “Predecessor” in the accompanying tables). For the nine months ended September 30, 2018, the financial information presented represents the combined operating results of Lazydays Holdings, Inc. for the period from March 15, 2018 to September 30, 2018 with the operating results of Lazy Days’ R.V. Center, Inc. for the period from January 1, 2018 to March 14, 2018. For the nine months ended September 30, 2017, the financial information presented represents the operating results of Lazy Days’ R.V. Center, Inc.

Results of Operations for the Third Quarter and First Nine Months of 2018 and 2017

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar amounts in thousands)

(Unaudited)

	Successor	Predecessor	Combined Successor and Predecessor	Predecessor
	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Revenues
New and pre-owned vehicles	$125,348	$126,796	$427,987	$424,369
Other	17,035	16,778	54,354	53,928
Total revenue	142,383	143,574	482,341	478,297

Cost of revenues
New and pre-owned vehicles (including adjustments to the LIFO reserve of $884, ($2,863), $1,032, and ($1,712), respectively)	108,333	104,989	366,175	362,496
Other	3,776	3,849	11,400	11,602
Total cost of revenues	112,109	108,838	377,575	374,098

Gross profit	30,274	34,736	104,766	104,199

Transaction costs	243	390	3,738	504
Depreciation and amortization expense	2,532	1,507	6,836	4,575
Stock-based compensation expense	2,857	171	6,126	412
Selling, general, and administrative expenses	23,793	23,380	75,078	72,713
Income from operations	849	9,288	12,988	25,995
Other income/expenses
Gain on sale of property and equipment	(9)	-	2	25
Interest expense	(2,428)	(2,255)	(7,365)	(6,710)
Total other expense	(2,437)	(2,255)	(7,363)	(6,685)
Income before income tax expense	(1,588)	7,033	5,625	19,310
Income tax expense	(1,141)	(2,750)	(3,484)	(7,427)
Net (loss) income	$(2,729)	$4,283	$2,141	$11,883

Balance Sheets as of September 30, 2018 and December 31, 2017

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

	Successor	Predecessor
	As of	As of
	September 30,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Current assets
Cash	$37,401	$13,292
Receivables, net of allowance for doubtful accounts of $403 and $1,013 at September 30, 2018 and December 31, 2017, respectively	20,948	19,911
Inventories	127,213	114,170
Income tax receivable	2,999	-
Prepaid expenses and other	2,921	2,062
Total current assets	191,482	149,435

Property and equipment, net	76,970	45,669
Goodwill	29,501	25,216
Intangible assets, net	67,696	25,862
Deferred tax asset	-	144
Other assets	276	219
Total assets	$365,925	$246,545

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS, CONTINUED

(Dollar amounts in thousands)

	Successor	Predecessor
	As of	As of
	September 30,	December 31,
	2018	2017
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$24,349	$25,181
Income tax payable	-	1,536
Dividends payable	1,210	-
Floor plan notes payable, net of debt discount	106,196	104,976
Contingent liability, current portion	-	667
Financing liability, current portion	676	595
Long-term debt, current portion	3,454	1,870
Total current liabilities	135,885	134,825

Long term liabilities
Financing liability, non-current portion, net of debt discount	60,482	53,680
Long term debt, non-current portion, net of debt discount	16,752	7,207
Deferred tax liability	20,370	-
Total liabilities	233,489	195,712

Commitments and Contingencies

Series A Convertible Preferred Stock; 600,000 shares, designated, issued, and outstanding as of September 30, 2018; liquidation preference of $61,210 as of September 30, 2018	54,983	-

Stockholders’ Equity

Successor:
Preferred Stock, $0.0001 par value; 5,000,000 shares authorized;	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 8,471,608 shares issued and outstanding at September 30, 2018
		-
Additional paid-in capital	79,184	-
Accumulated deficit	(1,731)	-

Predecessor:
Preferred stock, $0.001 par value 150,000 shares authorized:
Senior Preferred Stock, convertible and 8% cumulative dividend; 10,000 shares designated; -0- issued and outstanding; liquidation preference $0 at December 31, 2017	-	-
Common stock, $0.001 par value; 4,500,000 shares authorized; 3,333,331 and 3,333,166 shares issued and outstanding at December 31, 2017	-	3
Additional paid-in capital	-	49,756
Treasury stock, 165 shares, at cost	-	(11)
Retained earnings	-	1,085
Total stockholders’ equity	77,453	50,833
Total liabilities and stockholders’ equity	$365,925	$246,545

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin to enable us to analyze our performance and financial condition. We utilize these financial measures to manage our business on a day-to-day basis and believe that they are useful measures of performance as they reflect certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe that these measures are commonly used by analysts, investors and other interested parties to evaluate companies in our industry. We believe these non-GAAP measures provide expanded insight of the underlying operating results and trends and overall understanding of financial performance and prospects for the future. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Our use of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin may not be comparable to other companies within the industry due to different methods of calculation. We compensate for these limitations by using each of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin as only one of several measures for evaluating our business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense, and income tax expense, are reviewed separately by management. We may incur expenses in the future that are the same or similar to some of those adjusted in this presentation.

EBITDA is defined as net income (loss) excluding depreciation and amortization of property and equipment, interest expense, net, amortization of intangible assets, and income tax expense.

Adjusted EBITDA is defined as net income (loss) excluding depreciation and amortization of property and equipment, non-floor plan interest expense, amortization of intangible assets, income tax expense, stock-based compensation, transaction costs and other supplemental adjustments which for the periods presented includes LIFO adjustments, severance costs, and gain on sale of property and equipment.

Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of total revenues.

Reconciliations from Net (Loss) Income per the Consolidated Statements of Income to EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin for the three and nine months ended September 30, 2018 and 2017 are shown in the tables below.

	Successor	Predecessor	Combined Successor and Predecessor	Predecessor
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

EBITDA and Adjusted EBITDA
Net (loss) income	$(2,729)	$4,283	$2,141	$11,883
Interest expense, net	2,428	2,255	7,365	6,710
Depreciation and amortization of property and equipment	1,704	1,320	4,928	4,016
Amortization of intangible assets	828	187	1,908	559
Income tax expense	1,141	2,750	3,484	7,428
Subtotal EBITDA	3,372	10,795	19,826	30,596
Floor plan interest	(1,066)	(912)	(3,050)	(2,847)
LIFO adjustment	884	(2,863)	1,032	(1,712)
Transaction costs	243	390	3,738	504
Loss on sale of property and equipment	9	-	(2)	(25)
Severance costs	-	-	79	325
Stock-based compensation	2,857	171	6,126	412
Adjusted EBITDA	$6,299	$7,581	$27,749	$27,253

	Successor	Predecessor	Combined Successor and Predecessor	Predecessor
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

EBITDA margin and Adjusted EBITDA Margin
Net (loss) income margin	-1.9%	3.0%	0.4%	2.5%
Interest expense, net	1.7%	1.6%	1.5%	1.4%
Depreciation and amortization of property and equipment	1.2%	0.9%	1.0%	0.8%
Amortization of intangible assets	0.6%	0.1%	0.4%	0.1%
Income tax expense	0.8%	1.9%	0.7%	1.6%
Subtotal EBITDA margin	2.4%	7.5%	4.1%	6.4%
Floor plan interest	-0.7%	-0.6%	-0.6%	-0.6%
LIFO adjustment	0.6%	-2.0%	0.2%	-0.4%
Transaction costs	0.2%	0.3%	0.8%	0.1%
Gain on sale of property and equipment	0.0%	0.0%	0.0%	0.0%
Severance costs	0.0%	0.0%	0.0%	0.1%
Stock-based compensation	2.0%	0.1%	1.3%	0.1%
Adjusted EBITDA	4.4%	5.3%	5.8%	5.7%

Note: Figures in the table may not recalculate exactly due to rounding.

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